Exhibit 99.1

For Release July 25, 2005—1:30 p.m. PDT	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES A 25 PERCENT INCREASE IN FIRST HALF 2005 EARNINGS

Spokane, Washington, July 25, 2005 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $16.0 million, or $0.69 per diluted share, for the second quarter of 2005.  This represented a 19 percent increase over earnings of $13.5 million, or $0.58 per diluted share, for the prior year’s comparable quarter.  Earnings for the six months ended June 30, 2005 were $31.9 million or $1.37 per diluted share, compared with $25.5 million or $1.10 per diluted share for the same period in 2004, reflecting a 25 percent increase year-over-year.  The increase reflects growth in net interest income and income from mortgage banking operations.

Harold B. Gilkey, Sterling’s chairman and chief executive officer, said, “Throughout the second quarter, in anticipation of the Bank’s charter conversion, Sterling took advantage of market conditions to change the mix of our assets to be more like that of a commercial bank.  Sterling repositioned its portfolio, in part, by reducing the number of low yielding adjustable rate mortgage loans.  Lending opportunities in the Pacific Northwest region remain strong and our increasing pipeline of loan applications reflects the improving economies throughout our four-state footprint, including our newest branch, located in Boise, Idaho.  Second quarter loan origination growth, as demonstrated by a 10 percent growth in production from last quarter, remains on track with our plan to exceed a record $4.0 billion in loan originations for the year.  Sterling’s branch expansion, our increased loan production and our current lending pipeline provide confidence for our continued growth in the second half of 2005.”

Gilkey went on to further comment, “Sterling’s second quarter reflects the strength of this organization and our ability to evolve and change as market conditions dictate.  The recent charter change marks a milestone in the evolution of Sterling Savings Bank.  While the thrift charter has served the bank well for several decades, it limited our bankers’ ability to expand corporate and business banking relationships.  The bank charter provides the opportunity for Sterling Savings Bank to expand these relationships.  These new opportunities and capabilities, combined with the current pipeline of pending loans in construction and industrial lending provides confidence for continued strength and growth as we enter the second half of the year.”

SECOND QUARTER 2005 HIGHLIGHTS

•                  Earnings per diluted share were $0.69 for the quarter ended June 30, 2005, compared to $0.58 per diluted share for the quarter ended June 30, 2004, a 19 percent increase.

•                  Deposits increased to $4.20 billion, up $599.6 million, or 17 percent, year-over-year.

•                  Sterling announced its application to convert Sterling Savings Bank to a Washington state-chartered commercial bank.  (Conversion became effective July 8, 2005.)

•                  Return on average tangible equity was 18.5 percent for the quarter ended June 30, 2005.

•                  Return on average equity was 13.4 percent for the quarter ended June 30, 2005.

•                  Return on average assets was 0.92 percent for the quarter ended June 30, 2005.

•                  Tangible shareholders’ equity to tangible assets was 5.63 percent at June 30, 2005.

•                  Equity to assets was 7.47 percent at June 30, 2005.

•                  Loan production for the quarter was $908.1 million, up 15 percent over the June 2004 quarter.

•                  Construction lending nearly doubled over the prior year to $424.5 million for the quarter ended June 30, 2005.

•                  In July 2005, Sandler O’ Neill & Partners, LP named Sterling to its 2005 Bank & Thrift SM-All Stars Class of 2005.

OPERATING RESULTS

Net Interest Income

Sterling reported record net interest income of $53.8 million for the three months ended June 30, 2005, a 10 percent increase over the $48.7 million reported for the same period in the prior year.  Net interest income for the six months ended June 30, 2005 was a record $106.6 million, which compares to $94.4 million for the first six months of last year.  Both the three and the six-month increases were primarily influenced by growth in the volume of loans outstanding, particularly in construction, business and corporate lending.

The net interest margin of 3.26 percent for the second quarter of 2005 represented a four basis point increase from the March 31, 2005 quarter.  Net interest margin increased for the quarter due to a faster rise in the yield on the loan portfolio than the increase in the cost of funds.  Net interest margin for the six months ended June 30, 2005 was 3.24 percent, which represented a 12 basis point decrease from 3.36 percent for the comparable 2004 period, reflecting a greater increase in the cost of deposits versus the yield on loans, and a decrease in income as the Federal Home Loan Bank Seattle suspended its payment of dividends.

Non-Interest Income

Total non-interest income was $15.4 million for the three-month period ended June 30, 2005, compared to $11.8 million for the same period one year ago.  Total non-interest income was $30.0 million for the six months ended June 30, 2005, compared to $24.7 million for the same period one year ago.  These increases were primarily due to an increase in income from mortgage banking operations.

Fees and service charge income increased by 11 percent to $8.2 million for the quarter, up from $7.4 million for the first quarter of 2005, however, it was down from $8.4 million for the same period one year ago.  Fees and service charge income was $15.6 million and $16.7 million for the six months ended June 30, 2005 and 2004, respectively, a decrease of 7 percent.  The increase from the first quarter of 2005 was principally due to an increase in the number of accounts.   Total transaction accounts were 150,222 at June 30, 2005, a slight increase from the same period a year ago.

Mortgage banking income increased to $6.1 million for the June 30, 2005 quarter, up from $1.8 million for the same period in 2004.  Sterling sold nearly $403 million in mortgage loans during the quarter, compared to just over $57 million during the June 2004 quarter.  A portion of the increase reflects that Sterling took advantage of market demand by selling an increased volume of lower-yielding thrift products with adjustable rates and extended reset periods.  Loan brokerage activities of $1.3 million also contributed to income from mortgage banking operations.

Non-Interest Expenses

Total non-interest expenses were $41.6 million, or 2.39 percent of average assets, for the three months ended June 30, 2005, compared with $37.1 million, or 2.38 percent of average assets, for the three months ended June 30, 2004.  Non-interest expenses were $81.2 million and $74.8 million, respectively, for the six months ended June 30, 2005 and 2004, an increase of 9 percent.  In both the three and six month periods, the increases represent growth in the scale of operations, and reflect higher personnel, occupancy and advertising expenses.  Full-time equivalent employees increased year-over-year by 155 to 1,707 at June 30, 2005.

Commenting on non-interest expenses and efficiency, Mr. Gilkey stated, “The increase in non-interest expenses over the first half of 2004 reflects Sterling’s continued investment in community bank lending.

This increase includes expenses related to the addition of experienced loan officers over the past few months.  Looking ahead, the backlog of demand for loans that we are seeing in the metropolitan regions indicates that we can expect to reap the benefits of these personnel investments and of our recent Boise, Idaho expansion during the second half of 2005.”

Performance Ratios

Return on average equity was 13.4 percent for the three months ended June 30, 2005, compared to 12.4 percent for the same period in 2004 and 13.5 percent for the first quarter of 2005.  Return on average assets was 0.92 percent for the three months ended June 30, 2005, compared to 0.86 percent for the same period in 2004 and 0.91 percent for the first quarter of 2005.  The increase in these ratios from the second quarter of 2004 was mainly due to the year-over-year increase in net interest income and the increase in mortgage banking income.

Lending

As of June 30, 2005, Sterling’s loans receivable were $4.18 billion, down $193.8 million from the preceding quarter, as loan sales through mortgage banking operations offset growth through originations.  Sterling’s position as a commercial bank is reflected in the 18.7 percent year-over-year growth in commercial and industrial lending, following closely behind the 40.1 percent year-over-year increase in construction lending, which remains robust as a result of the strengthening Pacific Northwest economies.

Sterling’s total loan originations for the quarter ended June 30, 2005 were $908.1 million, compared to $786.4 million in the second quarter of 2004, a 15 percent increase.  Sterling’s total loan originations for the six months ended June 30, 2005 were $1.73 billion, compared with $1.38 billion for the first six months of 2004, a 25.7 percent increase.

Credit Quality

As of June 30, 2005, total nonperforming assets were $17.8 million, or 0.26 percent of total assets.  This compares favorably with the second quarter 2004 level of $16.9 million, or 0.27 percent of total assets, but reflects a slight decrease from $18.1 million, or 0.26 percent of total assets, at March 31, 2005.  Nonperforming assets have increased slower than the increase in total assets year-over-year, and on a linked quarter basis nonperforming assets remained stable.

Classified assets were $73.8 million at June 30, 2005, a slight increase compared to $72.0 million at March 31, 2005, but a decrease from the $80.7 million at June 30, 2004.  The loan delinquency ratio increased to 0.45 percent of total loans, compared to 0.37 percent of total loans at March 31, 2005, and 0.43 percent of total loans at June 30, 2004.  Despite the modest increase in both measurements during the quarter, Sterling’s classified assets and delinquency ratio are still among the lowest in Sterling’s twenty-two year history.

The annualized level of net charge-offs to average loans was 0.13 percent for the second quarter of 2005, compared to 0.04 percent at March 31, 2005 and 0.15 percent for the June 30, 2004 quarter.  The low level of net loan charge-offs reflects the improving economy and the continued successful application of our underwriting guidelines.  As we continue to increase our focus on commercial lending, we expect that our charge-offs may increase.

Sterling’s provision for loan losses was $3.4 million for the three months ended June 30, 2005, compared with $3.0 million for the same period in 2004 and $3.8 million for the first quarter of 2005.  At June 30, 2005, the loan loss allowance totaled $54.6 million and was 1.29 percent of total loans.  This compares with an allowance of $45.3 million, and 1.20 percent of total loans at June 30, 2004 and $52.7 million, and 1.19 percent of total loans at March 31, 2005.  The increase in the allowance ratio reflects the change in the loan portfolio mix as the result of recent loan sales.  Sterling believes the allowance is adequate given its analysis of the loan portfolio and its relative mix of products.

Balance Sheet and Capital Management

At June 30, 2005, Sterling’s total assets were $6.74 billion, a decrease from the preceding quarter’s total assets of $7.01 billion, reflecting the sale of certain loans and paydowns on mortgage-backed securities as part of Sterling’s portfolio management strategy to change the mix of its assets to be more like that of a commercial bank.

As of June 30, 2005, Sterling’s book value per share was $21.81 compared to $20.44 at March 31, 2005.  This increase in book value reflects an increase in the valuation of our investment portfolio.  Sterling Savings Bank’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.

Goodwill Litigation

In May 1990, Sterling sued the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”).  In the Goodwill Litigation, Sterling seeks damages for, among other things, breach of contract and for deprivation of property without just compensation.

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the U.S. Government owed contractual obligations to Sterling with respect to the company’s acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  On March 31, 2005, a hearing was held in the U.S. Court of Federal Claims on the U.S. Government’s motion to reconsider part of the September 2002 liability judgment.  Sterling opposed the motion.  Sterling is waiting for a decision on the motion and for a trial date to be set to determine what amount, if any, the U.S. Government must pay in damages for its breach.  The timing and ultimate outcome of the motion for reconsideration and the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.

Outlook

Commenting on the second half of 2005, Gilkey stated, “We are very pleased to report another strong quarter of earnings, loan production and deposit growth.  Although the financial metrics and performance ratios reflected in the second quarter are not record setting developments, they do, however, continue to show the strength and the momentum of this organization.  As we close the first half of 2005, management finds it prudent to revise its earnings guidance from $2.80 to $2.90 per share to $2.80 to $2.85 per share.  These revisions reflect continued uncertainty in the Federal Reserve Board’s interest rate guidance and the impact a flattened yield curve is having on Sterling’s loan portfolio.  Funding costs continue to increase in response to competitive deposit pricing pressures brought on by higher short-term interest rates.  This revision also reflects the impact on Sterling of the Federal Home Loan Bank Seattle’s decision earlier this year to suspend its quarterly dividend payments.  Additional information on this guidance will be provided in the company’s teleconference Tuesday, July 26, 2005.”

Second Quarter Earnings Conference Call

Sterling will host a conference call for investors on July 26, 2005 at 8:00 a.m. Pacific Daylight Time to discuss Sterling’s financial results.  To participate in the conference call, domestic callers should dial 517-308-9004 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and should provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-3898.  The continuous replay will be offered through Friday, August 26, 2005.

In addition, the Sterling Second Quarter 2005 Earnings Conference Call is being made available on-line at Sterling’s web site, www.sterlingsavingsbank.com. To access the audio webcast presentation, click on “Investor Relations,” then click on the live audio webcast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington is a bank holding company, which owns Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association.  Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana.  Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona and California.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.